Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-150096, 333-150096-01 to 333-150096-08 and

333-150096-12 to 333-155096-16

DOLLAR GENERAL CORPORATION

SUPPLEMENT NO. 9 TO

MARKET MAKING PROSPECTUS DATED

APRIL 16, 2008

THE DATE OF THIS SUPPLEMENT IS MARCH 20, 2009

Effective as of March 16, 2009, Dean Nelson resigned as a member of the Board of Directors of Dollar General Corporation (the “Company”). The resignation of Mr. Nelson did not involve any disagreement with the Company.

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